Expedia Group Announces Full Ownership of AAE Travel Pte. Ltd.

BELLEVUE, Wash., August 14, 2018 -- Expedia Group, Inc. (NASDAQ: EXPE) and AirAsia Group Berhad (KLSE: AIRASIA) announced today the purchase by Expedia Group of AirAsia’s remaining 25% equity interest in AAE Travel Pte. Ltd., the joint venture formed by the two firms in March 2011 and in which Expedia Group has held 75% equity since 2015.

The cash consideration is $60 million, net of AirAsia’s concurrent purchase of AirAsiaGo.com domain names and related assets from AAE Travel Pte. Ltd.

AirAsiaGo.com, which offers a full suite of travel products including AirAsia flight and hotel packages featuring Expedia Group lodging content, will continue to be powered by Expedia Group.

“AirAsia has been a fantastic partner for the past seven years, helping to establish Brand Expedia as a strong and increasingly locally relevant player in the Asia region,” said Mark Okerstrom, President and Chief Executive Officer, Expedia Group. “Acquiring full ownership of AAE Travel reflects our belief in the immense potential for us in the over $485 billion Asian travel market. This transaction unlocks better integration of our Brand Expedia Asia business into our core global travel platform, giving us even greater confidence in our ability to harness the huge growth potential that Asia represents.”

“Expedia Group has been a great partner to AirAsia and we look forward to continuing to work very closely in the future, particularly regarding regional and global distribution of AirAsia flights,” said Tony Fernandes, Group CEO of AirAsia. “This sale represents the divestment of the last of our non-core investments from the previous round of joint ventures. These proceeds will be used to develop big unicorn products such as BigPay, Travel 360, Redbox Logistics and Ourshop. This first set of joint ventures has taught us a tremendous amount and shareholders who have seen huge returns from our first round of partnerships haven’t seen anything yet.”

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements that describe Expedia Group and AirAsia management’s beliefs, intentions or goals. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of Expedia Group or AirAsia. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the parties’ control, that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to the risks and important factors contained and identified in Expedia Group’s filings with the Securities and Exchange Commission (the "SEC"), such as Expedia Group's Annual Reports on Form 10-K and quarterly reports on form 10-Q.  The forward-looking statements included in this press release are made only as of the date hereof and neither Expedia Group nor AirAsia undertakes any obligation to update the forward-looking statements to reflect subsequent events or circumstances, except as required by law.

About Expedia Group
Expedia Group is the world's travel platform. We help knock down the barriers to travel, making it easier, more enjoyable, more attainable and more accessible. We are here to bring the world within reach for customers and partners around the globe. We leverage our platform and technology capabilities across an extensive portfolio of businesses and brands to orchestrate the movement of people and the delivery of travel experiences on both a local and global basis. Our family of travel brands includes: Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Egencia®, trivago®, HomeAway®, VRBO®, Orbitz®, Travelocity®, Wotif®, lastminute.com.au®, ebookers®, CheapTickets®, Hotwire®, Classic Vacations®, Expedia Group™ Media Solutions, CarRentals.com™, Expedia Local Expert®, Expedia® CruiseShipCenters®, SilverRail Technologies, Inc., ALICE and Traveldoo®. For more information, visit www.expediagroup.com.

© 2018 Expedia, Inc. All rights reserved. Trademarks and logos are the property of their respective owners. CST: 2029030-50

About AirAsia
AirAsia, the world’s leading low-cost carrier, services an extensive network of over 130 destinations across Asia Pacific. Since starting operations in 2001, AirAsia has carried more than 500 million guests and grown its fleet from just two aircraft to over 200. The airline is proud to be a truly Asean (Association of Southeast Asian Nations) airline with established operations based in Malaysia, Indonesia, Thailand and the Philippines as well as India and Japan, servicing a network stretching across Asia, Australia and New Zealand, the Middle East and the US. AirAsia has been named the World’s Best Low-Cost Airline at the annual Skytrax World Airline Awards 10 times in a row from 2009 to 2018. AirAsia was also awarded World's Leading Low-Cost Airline for the fifth consecutive year at the 2017 World Travel Awards, where it became the inaugural recipient of the World's Leading Low-Cost Airline Cabin Crew award.

Expedia Group Media Contact
press@expedia.com

AirAsia Media Contact
Audrey P Petriny
AirAsia Group Communications
audreypetriny@airasia.com
+62 81 2129 1084